Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2018	2017
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$405,978	$392,058
Management fee revenue - administrative services, net	13,074	—
Administrative services reimbursement revenue	145,963	—
Service agreement revenue	7,145	7,258
Total operating revenue	572,160	399,316

Operating expenses
Cost of operations - policy issuance and renewal services	348,630	332,376
Cost of operations - administrative services	145,963	—
Total operating expenses	494,593	332,376
Operating income	77,567	66,940

Investment income
Net investment income	6,820	5,981
Net realized investment (losses) gains	(465)	516
Net impairment losses recognized in earnings	0	(121)
Equity in (losses) earnings of limited partnerships	(192)	213
Total investment income	6,163	6,589

Interest expense, net	553	166
Other income (expense)	44	(409)
Income before income taxes	83,221	72,954
Income tax expense	17,463	25,078
Net income	$65,758	$47,876

Earnings Per Share
Net income per share
Class A common stock – basic	$1.41	$1.03
Class A common stock – diluted	$1.26	$0.91
Class B common stock – basic and diluted	$212	$154

Weighted average shares outstanding – Basic
Class A common stock	46,187,908	46,188,522
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,310,628	52,408,560
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$0.8400	$0.7825
Class B common stock	$126.000	$117.375

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$119,627	$215,721
Available-for-sale securities	96,574	71,190
Receivables from Erie Insurance Exchange and affiliates	415,343	418,328
Prepaid expenses and other current assets	43,061	34,890
Federal income taxes recoverable	14,716	29,900
Note receivable from Erie Family Life Insurance Company	25,000	25,000
Accrued investment income	6,425	6,853
Total current assets	720,746	801,882

Available-for-sale securities	633,230	687,523
Equity securities	12,583	—
Limited partnership investments	44,114	45,122
Fixed assets, net	88,448	83,149
Deferred income taxes, net	29,055	19,390
Other assets	45,300	28,793
Total assets	$1,573,476	$1,665,859

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$240,848	$228,124
Agent bonuses	30,232	122,528
Accounts payable and accrued liabilities	95,789	104,533
Dividends payable	39,119	39,116
Contract liability	31,951	—
Deferred executive compensation	9,710	15,605
Total current liabilities	447,649	509,906

Defined benefit pension plans	176,598	207,530
Employee benefit obligations	313	423
Contract liability	16,910	—
Deferred executive compensation	16,096	14,452
Long-term borrowings	74,726	74,728
Other long-term liabilities	1,029	1,476
Total liabilities	733,321	808,515

Shareholders’ equity	840,155	857,344
Total liabilities and shareholders’ equity	$1,573,476	$1,665,859

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